NEWS RELEASE
                                        NYSE  Common Stock Symbol: "FCX"

Freeport-McMoRan Copper & Gold Inc.     Financial Contact:    Media Contact:
1615 Poydras Street                     Chris D. Sammons      Greg Probst
New Orleans, LA 70112                   (504) 582-4474        (504) 582-4812




              FREEPORT-McMoRan COPPER & GOLD INC. MAKES

               STATEMENT ON SHOOTING INCIDENT IN PAPUA

New Orleans, La., August 31, 2002 -- A shooting incident on a remote section of a mountain road near the PT Freeport Indonesia mining facility in the Indonesian province of Papua has left three people
dead and ten others injured.   At approximately 1:00pm on Saturday,
August 31, unidentified assailants opened fire on several vehicles transporting international schoolteachers and some members of their families along the road between highlands and lowlands communities. Two American teachers and an Indonesian national were killed. Ten others, including eight expatriates and two Indonesian nationals, were injured. The wounded individuals were airlifted to medical facilities in Australia and Jakarta for treatment.

     Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) and PT Freeport Indonesia deplore this senseless act of violence and express sincere condolences to the family and friends of the victims. The schoolteachers were employees of International School Systems. Several employees of KPI, an Indonesian logistics contractor, were among the injured. Both companies are contractors to the PT Freeport Indonesia mining operations in Papua.

     Indonesian security officials are pursuing the perpetrators and have provided assurances that the PT Freeport Indonesia mine facilities and surrounding communities are secure. Mining and related operations continue normally and have not been affected by the incident. James R. Moffett, FCX Chairman and CEO said, "Our primary concern is for the safety of our workforce, their families and the well-being of the injured."

     FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.

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